RESTATED EMPLOYMENT AGREEMENT/CONSULTING AGREEMENT

        THIS AGREEMENT (this “Agreement”) by and between Oshkosh Truck Corporation, a Wisconsin corporation (the “Company”), and Daniel J. Lanzdorf (“Mr. Lanzdorf”), dated as of the 25th day of June, 2004.

WITNESSETH THAT

        WHEREAS, Mr. Lanzdorf and the McNeilus Companies, Inc. (the “Prior Employer”) have in effect an Employment Agreement dated April 24, 1998 (the “Prior Employment Agreement”), pursuant to which Mr. Lanzdorf was employed in the position of President of the Prior Employer;

        WHEREAS, Mr. Lanzdorf ceased serving as President of the Prior Employer and as Executive Vice President of the Company on May 19, 2004;

        WHEREAS, the Company desires Mr. Lanzdorf to remain employed as an advisor to the Chief Executive Officer and President of the Company for a specified period of time and desires Mr. Lanzdorf to thereafter serve as a consultant to the Company and its affiliates on designated matters;

        WHEREAS, Mr. Lanzdorf wishes to serve the Company and its affiliates in the capacities and on the terms and conditions set forth in this Agreement, which is intended to restate the Prior Employment Agreement.

        NOW THEREFORE, it is hereby agreed as follows:

PART I.    EMPLOYMENT AGREEMENT

1.	Employment Period. The Company shall employ Mr. Lanzdorf, and Mr. Lanzdorf shall serve the Company, on the terms and conditions set forth in this Part I and in Part III of this Agreement, for a period commencing on May 20, 2004 and ending on May 19, 2005, subject to earlier termination in accordance with Section 4 of this Part I. The term during which Mr. Lanzdorf is employed by the Company hereunder is hereafter referred to as the “Employment Period.”

2.	Position and Duties.

(a)	During the Employment Period, Mr. Lanzdorf shall serve as Senior Advisor to the Chief Executive Officer of the Company (“CEO”) with such duties and responsibilities relating to the Company and its affiliates as may from time to time be assigned to him by the CEO.

(b)	During the Employment Period, and excluding any periods of vacation and sick leave to which Mr. Lanzdorf is entitled, Mr. Lanzdorf shall devote his full attention and time during normal business hours to the business and affairs of the Company and its said affiliates and, to the extent necessary to discharge the responsibilities assigned to Mr. Lanzdorf under this Agreement, use Mr. Lanzdorf’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for Mr. Lanzdorf to serve on industry, civic, or charitable boards or committees, so long as such activities do not significantly interfere with the performance of Mr. Lanzdorf’s responsibilities as an employee of the Company in accordance with this Agreement.

3.	Compensation.

(a)	Base Salary. Mr. Lanzdorf shall receive salary during the Employment Period based on an annual rate of three hundred thousand dollars ($300,000.00) payable in accordance with the Company’s regular payroll practice, as in effect from time to time.

(b)	Bonus Compensation. For the fiscal year ended September 30, 2004, Mr. Lanzdorf shall be eligible to receive an annual cash bonus determined under the Company’s Incentive Compensation Plan under the terms in effect for Mr. Lanzdorf, but the amount Mr. Lanzdorf would be entitled to receive under such plan in respect of the Company’s performance during the fiscal year ended September 30, 2004 will be prorated to reflect Mr. Lanzdorf’s participation in such plan only from October 1, 2003 through May 31, 2004. Mr. Lanzdorf shall not be entitled to receive any other annual or long-term bonus compensation for any period prior to the Employment Period or during or relating to the Employment Period or any part of the Employment Period.

(c)	Vacations and Holidays. Mr. Lanzdorf shall be entitled to receive twenty (20) days of paid vacation during the Employment Period together with the paid holidays available to all other personnel.

(d)	Fringe Benefits. Except as otherwise provided in this Agreement, during the Employment Period, Mr. Lanzdorf shall be entitled to participate in the fringe benefit plans and programs in effect from time to time for salaried employees of the Company generally, including medical and dental insurance, expense reimbursements, pension and retirement benefits and other similar benefits.

(e)	SERP. Mr. Lanzdorf’s participation in the Company’s Executive Retirement Plan (the “SERP”) shall cease as of May 20, 2004. Mr. Lanzdorf shall be entitled to receive a payment from the SERP in the amount and at such time as the SERP provides based on his participation in the SERP ending May 20, 2004.

(f)	KEESA. The Key Executive Employment and Severance Agreement between the Company and Mr. Lanzdorf terminated as of May 20, 2004, and the Company and Mr. Lanzdorf shall have no further rights or obligations thereunder.

(g)	Stock Awards. Mr. Lanzdorf will not receive additional option grants or other stock-related awards under any plan of the Company.

(h)	Withholding. All payments made under this Part I shall be subject to withholding or deduction by reason of the Federal Insurance Contributions Act, the federal income tax and state or local income tax and similar laws, to the extent such laws apply to such payments.

4.	Termination of Employment.

(a)	Death or Disability. Mr. Lanzdorf’s employment shall terminate automatically upon Mr. Lanzdorf’s death during the Employment Period. The Company shall be entitled to terminate Mr. Lanzdorf’s employment because of Mr. Lanzdorf’s Disability during the Employment Period. “Disability” means that (i) Mr. Lanzdorf has been unable, for a period of one hundred eighty (180) consecutive days, to perform Mr. Lanzdorf’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to Mr. Lanzdorf or Mr. Lanzdorf’s legal representative, has determined that Mr. Lanzdorf’s incapacity will continue. A termination of Mr. Lanzdorf’s employment by the Company for Disability shall be communicated to Mr. Lanzdorf by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Mr. Lanzdorf (the “Disability Effective date”), unless Mr. Lanzdorf returns to full-time performance of Mr. Lanzdorf’s duties before the Disability Effective Date.

(b)	By the Company.

(i)	The Company may terminate Mr. Lanzdorf’s employment during the Employment Period for Cause or without Cause. “Cause” means:

A.	The willful and continued failure of Mr. Lanzdorf to substantially perform Mr. Lanzdorf’s duties under this Agreement (other than as a result of physical or mental illness or injury), after the CEO delivers to Mr. Lanzdorf a written demand for substantial performance that specifically identifies the manner in which the CEO believes that Mr. Lanzdorf has not substantially performed Mr. Lanzdorf’s duties;

B.	Illegal conduct or gross misconduct by Mr. Lanzdorf, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company or its affiliates; or

C.	Violation of any of the covenants set forth under Sections 3, 4, 6 and 8 of Part III of this Agreement.

No act or failure to act on the part of Mr. Lanzdorf shall be considered “willful”unless it is done, or omitted to be done, by Mr. Lanzdorf in bad faith or without reasonable belief that Mr. Lanzdorf’s action or omission was in the best interests of the Company.

(ii)	A termination of Mr. Lanzdorf’s employment for Cause or without Cause shall be effected by the CEO upon written notice to Mr. Lanzdorf.

(c)	Good Reason.

(i)	Mr. Lanzdorf may terminate employment for Good Reason or without Good Reason. “Good Reason” means:

A.	Any failure by the Company to comply with any provision of Section 3 of this Part I, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of written notice thereof from Mr. Lanzdorf;

B.	Any purported termination of Mr. Lanzdorf’s employment by the Company for a reason or in a manner not expressly permitted by this Agreement; or

C.	Any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of written notice thereof from Mr. Lanzdorf.

(ii)	A termination of employment by Mr. Lanzdorf for Good Reason shall be effected by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within three (3) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Mr. Lanzdorf relies. A termination of employment by Mr. Lanzdorf for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

(iii)	A termination of Mr. Lanzdorf’s employment by Mr. Lanzdorf without Good Reason shall be effected by giving the Company written notice of the termination.

(d)	Date of Termination. The “Date of Termination” means the date of Mr. Lanzdorf’s death, the Disability Effective Date, the date on which the termination of Mr. Lanzdorf’s employment by the Company for Cause or without Cause or by Mr. Lanzdorf for Good Reason is effective, the date on which Mr. Lanzdorf gives the Company notice of a termination of employment without Good Reason, or the expiration of the Employment Period if Mr. Lanzdorf remains an employee until May 19, 2005, as the case may be.

5.	Consequences of Termination.

(a)	By the Company other than for Cause, Death or Disability; by Mr. Lanzdorf for Good Reason. If, during the Employment Period, the Company terminates Mr. Lanzdorf’s employment, other than for Cause, death, or Disability, or Mr. Lanzdorf terminates employment for Good Reason, then the Company shall continue to provide Mr. Lanzdorf with the compensation and fringe benefits as set forth in paragraphs (a) and (d) of Section 3 of this Part I as if he had remained employed by the Company pursuant to this Agreement through May 19, 2005, subject to Mr. Lanzdorf’s execution of a release of all claims against the Company and its affiliates, and its and their past, present and future employees, directors, officers, agents, shareholders, insurers, attorneys, executors, successors, assigns and other representatives of any kind, in such form as is requested by the Company. The payments provided pursuant to this paragraph (a) are intended as liquidated damages for a termination of Mr. Lanzdorf’s employment by the Company other than for Cause, death or Disability or for the actions of the Company leading to a termination of Mr. Lanzdorf’s employment by Mr. Lanzdorf for Good Reason, and shall be the sole and exclusive remedy therefor.

(b)	Death and Disability. If Mr. Lanzdorf’s employment is terminated by reason of Mr. Lanzdorf’s death or Disability during the Employment Period, then the Company shall pay to Mr. Lanzdorf or, in the case of Mr. Lanzdorf’s death, to Mr. Lanzdorf’s estate or legal representative, in a lump sum in cash within thirty (30) days after the Date of Termination, the sum of the following amounts (the “Accrued Obligations”): (1) any portion of Mr. Lanzdorf’s salary through the Date of Termination that has not yet been paid; (2) an amount representing the cash bonus due (if any) described in Section 3(b) of this Part I; and (3) any accrued but unpaid vacation pay, and the Company shall have no further obligations under this Agreement, except as specified in Part III, Section 1 below.

(c)	By the Company for Cause; By Mr. Lanzdorf Other than for Good Reason. If Mr. Lanzdorf’s employment is terminated by the Company for Cause during the Employment Period, then the Company shall pay Mr. Lanzdorf any portion of Mr. Lanzdorf’s salary through the Date of Termination that has not yet been paid, and the Company shall have no further obligations under this Agreement, except as specified in Part III, Section 1 below. If Mr. Lanzdorf voluntarily terminates employment during the Employment Period, other than for Good Reason, then the Company shall pay to Mr. Lanzdorf: (1) any portion of Mr. Lanzdorf’s salary through the Date of Termination that has not yet been paid and (2) any accrued vacation pay, both payable in a lump sum in cash within thirty (30) days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Part III, Section 1 below.

(d)	Expiration of Employment Period. If Mr. Lanzdorf’s employment terminates due to the expiration of the Employment Period on May 19, 2005, then the Company shall pay to Mr. Lanzdorf: (1) any portion of Mr. Lanzdorf’s salary through the Date of Termination that has not yet been paid and (2) any accrued vacation pay, both payable in a lump sum in cash within thirty (30) days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Part II and in Part III, Section 1 below.

(e)	Termination. Any termination of Mr. Lanzdorf’s employment for purposes of this Agreement shall constitute termination of his employment for all other purposes.

(f)	Effect of Termination on Consulting Agreement. If Mr. Lanzdorf’s employment terminates during the Employment Period as a result of death or Disability, due to termination by the Company for Cause, or due to termination by Mr. Lanzdorf for other than Good Reason, then the Company’s obligation to engage Mr. Lanzdorf as a consultant pursuant to Part II of this Agreement shall immediately terminate on the date thereof, and the Company shall have no further obligations under this Agreement (including but not limited to the obligation to make a payment pursuant to Section 5 of Part II of this Agreement) except as described in Section 1 of Part III below. If Mr. Lanzdorf’s employment is terminated due to termination by the Company without Cause, or by Mr. Lanzdorf for Good Reason, then the provisions of Part II of this Agreement shall continue to apply.

PART II.    CONSULTING AGREEMENT

1.	Consulting Period. Subject to paragraph (f) of Section 5 of Part I of this Agreement and subject to Mr. Lanzdorf’s execution of the release specified below, the Company shall engage Mr. Lanzdorf as a consultant, and Mr. Lanzdorf shall serve the Company as a consultant, on the terms and conditions set forth in this Part II and in Part III of this Agreement, for a period commencing on May 20, 2005 and ending on May 19, 2007, subject to earlier termination in accordance with Section 4 of this Part II. The term during which Mr. Lanzdorf serves as a consultant hereunder is hereafter referred to as the “Consulting Period.” During the Consulting Period, Mr. Lanzdorf’s status shall be that of an independent contractor. The effectiveness of this Part II shall be contingent on Mr. Lanzdorf’s execution of a release of all claims against the Company and its affiliates, and its and their past, present and future employees, directors, officers, agents, shareholders, insurers, attorneys, executors, successors, assigns and other representatives of any kind, in such form as is requested by the Company, relating to the Employment Period. If Mr. Lanzdorf fails to execute such a release, the Company shall have no further obligations under this Agreement (including but not limited to the obligation to make a payment pursuant to Section 5 of this Part II) except as described in Section 1 of Part III below.

2.	Duties. Mr. Lanzdorf shall provide consulting services to the Company and its affiliates as specified by the CEO from time to time. In this regard, Mr. Lanzdorf shall respond in a reasonably prompt and professional manner to requests for information or services made by the CEO or his designee. Except as the CEO may otherwise request, it shall not be necessary for Mr. Lanzdorf to appear at the Company’s offices to perform such consulting services. However, at the request of the CEO, Mr. Lanzdorf may be required to travel on Company business in the course of the performance of his duties, including without limitation travel to Company locations or elsewhere for reasonable periods.

3.	Compensation.

(a)	Consulting Fees. Mr. Lanzdorf shall receive consulting fees during the Consulting Period based on an annual rate of three hundred thousand dollars ($300,000.00). Such amount shall be payable bi-monthly, on the fifteenth (15th) and the last day of each month, except as the Company and Mr. Lanzdorf may otherwise agree.

(b)	Reimbursements. The Company shall reimburse Mr. Lanzdorf for actual out-of-pocket costs incurred by him in the course of carrying out his duties hereunder, such reimbursements to be made in accordance with the policies and procedures of the Company in effect from time to time.

(c)	Taxes. Mr. Lanzdorf shall be solely responsible for the payment of any taxes due on the consulting fees under the Federal Insurance Contributions Act, the federal income tax and state or local income tax and similar laws, to the extent such laws apply to such payments. Mr. Lanzdorf acknowledges that these fees are paid to him solely as an independent contractor, and Mr. Lanzdorf waives any claim he may have against the Company or its affiliates relating to the payment of employment and withholding taxes thereon.

(d)	Other Benefits. Mr. Lanzdorf shall not be entitled to any other Company benefits other than those to which he is entitled under the terms of any benefit plan that are applicable to him by virtue of his status as a former employee.

4.	Termination of Consulting Arrangement.

(a)	Death or Disability. Mr. Lanzdorf’s engagement as a consultant shall terminate automatically upon Mr. Lanzdorf’s death during the Consulting Period. The Company shall be entitled to terminate Mr. Lanzdorf’s services because of Mr. Lanzdorf’s Consulting Disability during the Consulting Period. “Consulting Disability” means that (i) Mr. Lanzdorf has been unable, for a period of one hundred eighty (180) consecutive days, to perform Mr. Lanzdorf’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to Mr. Lanzdorf or Mr. Lanzdorf’s legal representative, has determined that Mr. Lanzdorf’s incapacity will continue. A termination of Mr. Lanzdorf’s engagement by the Company for Consulting Disability shall be communicated to Mr. Lanzdorf by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Mr. Lanzdorf (the “Consulting Disability Effective Date”), unless Mr. Lanzdorf returns to effective performance of Mr. Lanzdorf’s duties before the Consulting Disability Effective Date.

(b)	By the Company.

(i)	The Company may terminate Mr. Lanzdorf’s engagement during the Consulting Period for Consulting Cause or without Consulting Cause. “Consulting Cause” means:

A.	The willful and continued failure of Mr. Lanzdorf to substantially perform Mr. Lanzdorf’s duties under this Agreement (other than as a result of physical or mental illness or injury), after the CEO delivers to Mr. Lanzdorf a written demand for substantial performance that specifically identifies the manner in which the CEO believes that Mr. Lanzdorf has not substantially performed Mr. Lanzdorf’s duties;

B.	Illegal conduct or gross misconduct by Mr. Lanzdorf, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company or its affiliates; or

C.	Violation of any of the covenants set forth under Sections 3, 4, 6 and 8 of Part III of this Agreement.

No act or failure to act on the part of Mr. Lanzdorf shall be considered “willful”unless it is done, or omitted to be done, by Mr. Lanzdorf in bad faith or without reasonable belief that Mr. Lanzdorf’s action or omission was in the best interests of the Company.

(ii)	A termination of Mr. Lanzdorf’s engagement for Consulting Cause or without Consulting Cause shall be effected by the CEO upon written notice to Mr. Lanzdorf.

(c)	Good Reason.

(i)	Mr. Lanzdorf may terminate his engagement as a consultant for Consulting Good Reason or without Consulting Good Reason. “Consulting Good Reason” means:

A.	Any failure by the Company to comply with any provision of Section 3 of this Part II, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of written notice thereof from Mr. Lanzdorf;

B.	Any purported termination of Mr. Lanzdorf’s engagement by the Company for a reason or in a manner not expressly permitted by this Agreement; or

C.	Any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of written notice thereof from Mr. Lanzdorf.

(ii)	A termination of engagement by Mr. Lanzdorf for Consulting Good Reason shall be effected by giving the Company written notice (“Notice of Termination for Consulting Good Reason”) of the termination within three (3) months of the event constituting Consulting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Consulting Good Reason and the specific provision(s) of this Agreement on which Mr. Lanzdorf relies. A termination by Mr. Lanzdorf for Consulting Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Consulting Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

(iii)	A termination of Mr. Lanzdorf’s engagement by Mr. Lanzdorf without Consulting Good Reason shall be effected by giving the Company written notice of the termination.

(d)	Date of Termination. The “Date of Consulting Termination” means the date of Mr. Lanzdorf’s death, the Consulting Disability Effective Date, the date on which the termination of Mr. Lanzdorf’s engagement by the Company for Consulting Cause or without Consulting Cause or by Mr. Lanzdorf for Consulting Good Reason is effective, the date on which Mr. Lanzdorf gives the Company notice of a termination without Consulting Good Reason, or the expiration of the Consulting Period if Mr. Lanzdorf remains a consultant until May 19, 2007, as the case may be.

5.	Obligations of the Company upon Termination.

(a)	By the Company other than for Consulting Cause, Death or Disability; by Mr. Lanzdorf for Consulting Good Reason. If, during the Consulting Period, the Company terminates Mr. Lanzdorf’s engagement, other than for Consulting Cause, death, or Consulting Disability, or Mr. Lanzdorf terminates his engagement for Consulting Good Reason, the Company shall continue to provide Mr. Lanzdorf with the compensation as set forth in paragraph (a) of Section 3 of this Part II as if he had remained a consultant to the Company pursuant to this Agreement through the end of the Consulting Period, subject to Mr. Lanzdorf’s execution of a release of all claims against the Company and its affiliates, and its and their past, present and future employees, directors, officers, agents, shareholders, insurers, attorneys, executors, successors, assigns and other representatives of any kind, in such form as is requested by the Company. The payments provided pursuant to this paragraph (a) are intended as liquidated damages for a termination of Mr. Lanzdorf’s engagement by the Company other than for Consulting Cause, death or Consulting Disability or for the actions of the Company leading to a termination of Mr. Lanzdorf’s engagement by Mr. Lanzdorf for Consulting Good Reason, and shall be the sole and exclusive remedy therefor.

(b)	Death and Disability. If Mr. Lanzdorf’s engagement is terminated by reason of Mr. Lanzdorf’s death or Consulting Disability during the Consulting Period, the Company shall pay to Mr. Lanzdorf or, in the case of Mr. Lanzdorf’s death, to Mr. Lanzdorf’s estate or legal representative any portion of the consulting fee through the Date of Consulting Termination that has not yet been paid, and the Company shall have no further obligations under this Agreement, except as specified in Part III, Section 1 below.

(c)	By the Company for Consulting Cause; By Mr. Lanzdorf Other than for Good Reason. If Mr. Lanzdorf’s engagement is terminated by the Company for Consulting Cause during the Consulting Period, or if Mr. Lanzdorf voluntarily terminates his engagement during the Consulting Period other than for Consulting Good Reason, the Company shall pay Mr. Lanzdorf any portion of the consulting fee through the Date of Consulting Termination that has not yet been paid, and the Company shall have no further obligations under this Agreement, except as specified in Part III, Section 1 below.

(d)	Expiration of Consulting Period. If Mr. Lanzdorf’s engagement terminates due to the expiration of the Consulting Period on May 19, 2007, then the Company shall pay to Mr. Lanzdorf any portion of the consulting fee through the Date of Consulting Termination that has not yet been paid in a lump sum in cash within thirty (30) days of the Date of Consulting Termination, and the Company shall have no further obligations under this Agreement, except as specified in Part III, Section 1 below.

PART III.    OTHER TERMS AND CONDITIONS

1.	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Mr. Lanzdorf’s continuing of future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which Mr. Lanzdorf may qualify during the Employment Period, nor shall anything in this Agreement limit or otherwise affect such rights as Mr. Lanzdorf may have under any contract or agreement with the Company or any of its affiliates relating to subject matters other than that specifically addressed herein. Vested benefits and other amounts that Mr. Lanzdorf is otherwise entitled to receive under the Company’s compensation program or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

2.	Full Settlement. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Mr. Lanzdorf or others. In no event shall Mr. Lanzdorf be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Mr. Lanzdorf under any of the provisions of this Agreement.

3.	Confidential Information.

(a)	Defined. “Confidential Information” shall mean ideas, information, knowledge and discoveries, whether or not patentable, that are not generally known in the trade or industry and about which Mr. Lanzdorf has knowledge as a result of his past, present or future participation in the business of the Company or any of its affiliates and/or his past, present or future employment with, engagement as a consultant by or other relationship with the Company or any of its affiliates, including without limitation products engineering information; marketing, sales, distribution, pricing and bid process information; product specifications; manufacturing procedures; methods; business plans; strategic plans; marketing plans; internal memoranda; formulae; trade secrets; know-how; research and development programs and data; inventions; improvements; designs; sales methods; customer, supplier, sales representative, distributor and licensee lists; mailing lists; customer usages and requirements; computer programs; employee compensation information; employee performance evaluations and employment-related personnel information; and other confidential technical or business information and data. Confidential Information shall not include any information that Mr. Lanzdorf can demonstrate is or becomes in the public domain by means other than disclosure by Mr. Lanzdorf in violation of this Agreement.

(b)	Nondisclosure. All Confidential Information shall be deemed to have been received by Mr. Lanzdorf as a fiduciary of the Company. During the Restricted Period and for a period of two (2) years after the expiration or termination of the Restricted Period (or for such longer period as Mr. Lanzdorf receives the substantial payments provided for in Section 5(a) of Part II of this Agreement), Mr. Lanzdorf shall not, directly or indirectly, (i) disclose any Confidential Information to any person or entity, (ii) use any Confidential Information for any purpose, (iii) duplicate any Confidential Information for any purpose or (iv) remove any Confidential Information from the facilities or premises of the Company or any of its affiliates for any purpose, except to the extent such action is for the exclusive benefit of the Company or any of its affiliates as it or they may direct or is necessary to fulfill Mr. Lanzdorf’s continuing duties as an employee of, or consultant to, as applicable, the Company. “Restricted Period” means the Employment Period, any period during which Mr. Lanzdorf receives the substantial payments provided for in Section 5(a) of Part I of this Agreement and the Consulting Period (if any).

(c)	Legal Obligation to Disclose. Notwithstanding the provisions of Section 3(b) of this Part III, Mr. Lanzdorf may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable law, provided that Mr. Lanzdorf (i) provides the Company with prior written notice of such disclosure so as to permit the Company or any of its affiliates to seek a protective order or other appropriate remedy, (ii) limits such disclosure to what is strictly required and (iii) attempts to preserve the confidentiality of any such Confidential Information so disclosed.

(d)	Return of Property. All memoranda, notes, records, papers, tapes, disks, programs or other property of any nature whatsoever and all copies thereof relating to the operations or business of the Company or any of its affiliates, some of which may be prepared by Mr. Lanzdorf, and all objects associated therewith in any way obtained by him shall be the sole property of the Company and its affiliates. Mr. Lanzdorf shall deliver to the Company all of the aforementioned documents and objects, if any, that may be in his possession, and cooperate with the Company to destroy and/or delete any electronically stored copies of the aforementioned documents and objects, if any, at any time at the request of the Company.

4.	Restrictive Covenants.

(a)	Certain Definitions. As used in this Agreement:

(i)	“Conflicting Organization” shall mean any person (including, without limitation, Mr. Lanzdorf as a sole proprietor) or entity engaged in or planning or attempting to become engaged in the research and development, design, manufacture, assembly, production, marketing, distribution, sale and repair of products or services that compete with products or services researched, developed, designed, manufactured, assembled, produced, marketed, distributed, sold or repaired by the Company or any of its affiliates or within the actual or demonstrably anticipated research, development, expansion or business plans of the Company or any of its affiliates.

(ii)	“Territory” shall mean (A) the United States of America and (B) any other country of the world in which at some point during the Employment Period or the Consulting Period (1) the Company or any of its affiliates was researching, developing, designing, manufacturing, assembling, producing, marketing, distributing, selling or repairing its products or services or (2) to the extent Mr. Lanzdorf has or receives notice or knowledge of such plans, the Company or any of its affiliates had or was making research, development, expansion or business plans to do so within twelve (12) months.

(b)	Noncompetition. During the Restricted Period and for a period of one (1) year after the expiration or termination of the Restricted Period (or for such longer period as Mr. Lanzdorf receives the substantial payments provided for in Section 5(a) of Part II of this Agreement), Mr. Lanzdorf shall not directly or indirectly, without the prior written consent of the CEO:

(i)	own or control, whether as a shareholder, member, partner, director or otherwise, or manage, operate, be employed or compensated by, or consult with, whether as an officer, employee, consultant or otherwise, any Conflicting Organization conducting or planning to conduct business in the Territory in any capacity where Mr. Lanzdorf’s knowledge of Confidential Information, involvement with or knowledge of relationships with customers of the Company or any of its affiliates or relationship to the goodwill of the Company and its affiliates would reasonably be considered useful or beneficial to such Conflicting Organization; or

(ii)	undertake any action, on behalf of any Conflicting Organization conducting or planning to conduct business in the Territory, relating to the sale or marketing of products or services that compete with products or services researched, developed, designed, manufactured, assembled, produced, marketed, distributed, sold or repaired by the Company or any of its affiliates or, to the extent Mr. Lanzdorf has or receives notice or knowledge of such plans, within the active research, development, expansion or business plans of the Company or any of its affiliates to any customers or prospective customers of the Company or any of its affiliates with respect to which Mr. Lanzdorf obtained Confidential Information or with whom Mr. Lanzdorf had personal contact or communications in his capacity as an employee or consultant of the Company or any of its affiliates at any time during the Employment Period or the Consulting Period or during his prior employment by the Prior Employer, if the effect of such action would reasonably be likely to cause any customer or prospective customer of the Company or any of its affiliates to materially reduce its existing or future business relationships with or purchases from the Company or any of its affiliates.

(c)	Nonsolicitation. During the Restricted Period and for a period of one (1) year after the expiration or termination of the Restricted Period (or for such longer period as Mr. Lanzdorf receives the substantial payments provided for in Section 5(a) of Part II of this Agreement), Mr. Lanzdorf shall not directly or indirectly, without the prior written consent of the CEO, solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any person who served as an employee, commissioned salesperson or consultant of, or who performed similar services for, the Company or its affiliates during Mr. Lanzdorf’s employment with the Company or any of its affiliates prior to the Employment Period, during the Employment Period or during the Consulting Period and who during that time reported directly to Mr. Lanzdorf, was a person with whom Mr. Lanzdorf had significant contact or was a person about whom Mr. Lanzdorf received any Confidential Information, unless such person has been separated from his or her employment, engagement or other relationship with the Company and each of its affiliates for a period of six (6) consecutive months.

(d)	Remedies. Recognizing the specialized nature of the Company and its affiliates, Mr. Lanzdorf acknowledges and agrees that the duration, geographic scope, activity and other restrictions of Section 3 of this Part III and this Section 4 are reasonable. Mr. Lanzdorf agrees that the Company and its affiliates will suffer irreparable damage in the event any of the provisions of paragraphs (b) and (c) of Section 3 of this Part III and paragraphs (b) and (c) of this Section 4 are breached, and his acceptance of the provisions of Section 3 of this Part III and this Section 4 is a material factor in his decision to enter into this Agreement. Mr. Lanzdorf further agrees that the Company shall be entitled as a matter of right to injunctive relief to prevent a breach by Mr. Lanzdorf of any of the provisions of Sections 3 and 4 of this Part III. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have. Nothing in this Agreement modifies or reduces Mr. Lanzdorf’s obligation to comply with applicable laws relating to trade secrets, confidential information or unfair competition. Accordingly, notwithstanding anything to the contrary in this Agreement, Mr. Lanzdorf’s obligations under paragraph (b) of Section 3 of this Part III with respect to Confidential Information that constitutes a trade secret under applicable law shall continue until such Confidential Information no longer constitutes a trade secret under applicable law.

5.	Resignations. Mr. Lanzdorf hereby resigns from his positions as Executive Vice President of the Company and President of the Prior Employer and from any other officer or management positions he may hold with the Company and its affiliates. At the request of the Company, Mr. Lanzdorf will execute any specific documents confirming any such resignations.

6.	Cooperation. Mr. Lanzdorf will cooperate with the Company and its affiliates, and their financial and legal advisors, when and as the Company requests in connection with any claims, investigations, or administrative or other proceedings involving the Company or any of its affiliates with respect to matters occurring while Mr. Lanzdorf was employed by the Company or any of its affiliates, or was engaged by the Company as a consultant. This provision shall survive termination of this Agreement.

7.	Successors.

(a)	This Agreement is personal to Mr. Lanzdorf and, without the prior written consent of the Company, shall not be assignable by Mr. Lanzdorf. This Agreement shall inure to the benefit of and be enforceable by Mr. Lanzdorf’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.	Entire Agreement.

(a)	Entire Agreement; Release. This Agreement constitutes the entire agreement between Mr. Lanzdorf and the Company and the Prior Employer with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and its affiliates, on the one hand, and Mr. Lanzdorf, on the other hand, with respect to the subject matter hereof, including the Prior Employment Agreement. Mr. Lanzdorf specifically agrees that execution of this Agreement releases and forever discharges the Company, its subsidiaries and affiliated companies, and its and their past, present and future employees, directors, officers, agents, shareholders, insurers, attorneys, executors, successors, assigns and other representatives of any kind (referred to in this Agreement collectively as “Released Parties”) from any and all claims, charges, demands, liabilities or causes of action of any kind, known or unknown, arising through the date Mr. Lanzdorf executes this Agreement, including, but not limited to, any claims, liabilities or causes of action of any kind arising in connection with Mr. Lanzdorf’s change in employment from President of the Prior Employer to Senior Advisor and related events. Mr. Lanzdorf also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties, provided that nothing in this release shall affect any rights Mr. Lanzdorf may have as of the date Mr. Lanzdorf executes this Agreement (1) under this Agreement, (2) under any funded or unfunded retirement or 401(k) plan of the Company, or (3) to so-called “COBRA” health insurance benefits. This release specifically includes, but is not limited to, a release of any and all claims under state or federal wage payment laws; federal, state and local fair employment law(s); Title VII of the Civil Rights Act of 1964; the Reconstruction Era Civil Rights Acts, 42 U.S.C. §§ 1981-1988; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the Americans with Disabilities Act; Executive Order 11246; state or federal family and/or medical leave acts; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Employee Retirement Income Security Act of 1974; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional. This release also includes, but is not limited to, a release of any claims for breach of contract (including the Prior Employment Agreement), wrongful termination or constructive discharge (including as Executive Vice President of the Company or as President of the Prior Employer), tort, defamation, misrepresentation, violation of public policy or invasion of privacy.

(b)	Consultation with Counsel. MR. LANZDORF ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN THIS WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL (IF ANY) AS HE DEEMED APPROPRIATE. Mr. Lanzdorf understands, however, that whether or not to consult with an attorney is his decision. Mr. Lanzdorf agrees that the Company shall not be required to pay any of his attorneys’ fees in this or any related matter or lawsuit, now or later, and that the amounts payable or that may be payable under Sections 3 and 5 of Part I and Part II of this Agreement are in full and complete payment of all matters between Mr. Lanzdorf and the Company, including, without limitation, attorneys’ fees and costs.

(c)	Right to Revoke Agreement. MR. LANZDORF ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS AGREEMENT. FURTHER, MR. LANZDORF ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7)-DAY PERIOD FOLLOWING EXECUTION OF THIS AGREEMENT. TO REVOKE, MR. LANZDORF MUST GIVE THE COMPANY WRITTEN NOTICE OF HIS REVOCATION WITHIN THE SEVEN (7)-DAY REVOCATION PERIOD.

9.	Miscellaneous.

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws. Mr. Lanzdorf stipulates that any dispute or disagreement between any of the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (collectively, any “Dispute”) shall be commenced and prosecuted in its entirely in, and Mr. Lanzdorf consents to the exclusive jurisdiction and proper venue of, the state and federal courts located within the State of Minnesota, and Mr. Lanzdorf consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of his present or future domiciles, or by any other reason. All directions issued by the forum court, including all injunctions and other decrees, shall be binding and enforceable in all jurisdictions and countries. Mr. Lanzdorf waives any right to trial by jury with respect to any Dispute.

(b)	The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)	All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to Mr. Lanzdorf:

Daniel J. Lanzdorf 4433 Ettenmoor Lane SW Rochester, MN 55902

(ii)	If to the Company:

Oshkosh Truck Corporation 2307 Oregon Street P. O. Box 2566 Oshkosh, WI 54903-2566

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (c). Notices and communications shall be effective when actually received by the addressee.

(d)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If a court of competent jurisdiction determines that the provisions of this Agreement, including, without limitation, the provisions set forth in Sections 3 and 4 of this Part III, are illegal or excessively broad, then this Agreement shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal or overbroad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited to the extent necessary to render the same valid and enforceable in such jurisdiction.

(e)	Notwithstanding any other provisions of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that the Company believes are required to be withheld by applicable laws or regulations.

(f)	Mr. Lanzdorf’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement (including, without limitation, the right of Mr. Lanzdorf to terminate employment for Good Reason pursuant to this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g)	The rights and benefits of Mr. Lanzdorf under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by Mr. Lanzdorf to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of Mr. Lanzdorf in the event of insolvency or bankruptcy.

(h)	This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(i)	In connection with actions involving Mr. Lanzdorf’s outstanding stock-related awards under any plan of the Company and his holdings of Company stock, during the Employment Period and the Consulting Period, Mr. Lanzdorf will comply with the Company’s trading policies in effect from time to time that are applicable to senior officers of the Company, and at all times, Mr. Lanzdorf will comply with applicable law.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

OSHKOSH TRUCK CORPORATION
By: Matthew J. Zolnowski
Title: Executive Vice President
Date: June 25, 2004
AGREED TO:
/s/ Daniel J. Lanzdorf
Daniel J. Lanzdorf
Date: June 25, 2004

        Executed for purposes of confirming that this Agreement restates the Prior Employment Agreement referred to above.

McNEILUS COMPANIES, INC.
By: Michael J. Wuest
Title:
Date: June 25, 2004